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                                                                     EXHIBIT 4.7
                                                                 Amendment No. 1


                       AMENDMENT NO. 1 TO RIGHTS AGREEMENT
                       -----------------------------------


          AMENDMENT NO. 1, dated as of October 18, 1988, to the Rights Agreement dated as of August 14, 1986 (the "Rights Agreement"), between Hexcel Corporation, a Delaware corporation (the "Company"), and The Bank of California, a California banking corporation, as Rights Agent (the "Rights Agent").
          WHEREAS, the Company and the Rights Agent entered into the Rights Agreement specifying the terms of the Rights (as defined therein);
          WHEREAS, the Company and the Rights Agent desire to amend the Rights Agreement in accordance with Section 26 of the Rights Agreement;
          NOW, THEREFORE, in consideration of the premises and mutual agreements set forth in the Rights Agreement and this Amendment, the parties hereby agree as follows:
          1. Section 1(c)(iii) of the Rights Agreement is amended by inserting the following at the end of said Section:

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     "PROVIDED, however, that nothing in this paragraph (c) shall cause a person engaged in business as an underwriter of securities to be the "Beneficial Owner" of, or to "beneficially own," any securities acquired through such person's participation in good faith in a firm commitment underwriting until the expiration of forty days after the date of such acquisition."

          2. Section 3(a) of the Rights Agreement is amended to change the reference to Rule 14e-2(a) to Rule 14d-2(a). Section 3(a) of the Rights Agreement is also amended by adding immediately after the words "(ii) the close of business on the tenth business day" and before the words "after the date that" the following parenthetical clause:

     "(or such later date as may be determined by the Company's Board of Directors)"

          3. Section 7(c) of the Rights Agreement is amended by inserting the following at the end of said Section:

     "Notwithstanding the provisions of this Section 7(c), if, for any reason, the provision permitting holders of Rights to pay the Purchase Price by delivery of shares of Common Stock is held by a court of competent jurisdiction or authority to be invalid or violative of any rule under the Exchange Act or if the Board, on the advice of counsel, determines that there is a reasonable likelihood that such provision will be held to be invalid or will violate the rules under the Exchange Act, holders of Rights shall be required to pay the Purchase Price in cash as provided in clause (x) above. The Company reserves the right to require, prior to the occurrence of an event described in
     Section 11(a)(ii) or Section 13(a), that, upon any

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     exercise of Rights, a number of Rights be exercised so that only whole shares of Preferred Stock will be issued."

          4. Section 11(a)(ii)(B) of the Rights Agreement is amended to read in its entirety as follows:

     "(B) any Person (other than the Company, any employee benefit plan of the Company or of any Subsidiary of the Company, or any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan), alone or together with its Affiliates and Associates, shall, at any time after the Rights Dividend Declaration Date, become the Beneficial Owner of 25% or more of the shares of Common Stock then outstanding, unless the event causing the 25% threshold to be crossed is a transaction set forth in
     Section 13(a) hereof or is an acquisition of shares of Common Stock pursuant to a tender offer or an exchange offer for all outstanding shares of Common Stock at a price and on terms determined by at least a majority of the members of the Board of Directors who are not officers of the Company and who are not representatives, nominees, Affiliates or Associates of an Acquiring Person, after receiving advice from one or more investment banking firms, to be (a) at a price which is fair to stockholders (taking into account all factors which such members of the Board deem relevant including, without limitation, prices which could reasonably be achieved if the Company or its assets were sold on an orderly basis designed to realize maximum value) and
     (b) otherwise in the best interests of the Company and its stockholders, or"

          5. Section 11(a)(ii) of the Rights Agreement is amended so that the first parenthetical clause following Section 11(a)(ii)(C) shall read as follows:

     "(except as provided below, in Section 7(e) hereof and in Section 23(c) hereof)"

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          6.   Section 13(b) of the Rights Agreement is amended by inserting the following at the end of said Section:

     "If, for any reason, the Rights cannot be exercised for Common Stock of the Company or such Principal Party, then a holder of Rights will have the right to exchange his Rights for cash from the Company or such Principal Party in an amount equal to the number of shares of such Common Stock he would otherwise be entitled to purchase times 50% of the then current market price, as determined pursuant to Section 11(d)(i) hereof, of such stock of such Principal Party or the Company. If, for any reason, including, without limitation, if such Principal Party is an individual, private partnership or private company, the foregoing formulation cannot be applied to determine the cash amount into which the Rights are exchangeable, then the Board of Directors of the Company, based upon the advice from one or more investment banking firms, shall determine such amount reasonably and with utmost good faith to the holders of Rights. Any such determination shall be binding and final."

          7. Section 14(b) of the Rights Agreement is amended so that the first parenthetical clause shall read as follows:

     "(other than, except as provided in Section 7(c) hereof, fractions which are integral multiples of one one-hundredth of a share of Preferred Stock)"

          8. Section 23(a) of the Rights Agreement is amended by inserting the following at the end of said Section:

     "In addition, the Board of Directors of the Company may redeem all but not less than all of

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     the then outstanding Rights at the Redemption Price, following the occurrence of a Stock Acquisition Date (but prior to the occurrence of a Triggering Event), in connection with any event specified in Section 13(a) which (i) treats all holders of Common Stock alike and (ii) does not involve (other than as a holder of Common Stock being treated like all other such holders) an Acquiring Person or an Affiliate or Associate of an Acquiring Person or any other Person in which such Acquiring Person, Affiliate or such Associate has any interest, or any other Person acting directly or indirectly on behalf of or in association with any such Acquiring Person, Affiliate or Associate. The Company may, at its option, pay the Redemption Price in cash, shares of Common Stock (based on the "current market price", as defined in Section 11(d) hereof, of the Common Stock at the time of redemption) or any other form of consideration deemed appropriate by the Board of Directors."

          9. Section 23 of the Rights Agreement is amended by adding the following new Section 23(c):

          "(c)(i) Subject to the limitations of applicable law, the Board of Directors of the Company may, at its option, at any time after the occurrence of a Section 11(a)(ii) Event, exchange all or part of the then outstanding and exercisable Rights (which shall not include Rights that have become void pursuant to the provisions of Section 7(e) hereof) for shares of Common Stock at an exchange ratio of one share of Common Stock per Right, appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the date hereof (such exchange ratio being hereinafter referred to as the "Exchange Ratio"). Notwithstanding the foregoing, the Board of Directors shall not be empowered to effect such exchange at any time after any Person (other than the Company, any subsidiary of the Company, any employee benefit plan of the Company or any such subsidiary, or any entity holding Common Stock for or pursuant to


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     the terms of any such plan), together with all Affiliates and
     Associates of such Person, becomes the Beneficial Owner of 50% or more of the Common Stock then outstanding.

          (ii) Immediately upon the action of the Board of Directors of the Company ordering the exchange of any Rights pursuant to this Section 23(c) and without any further action and without any notice, the right to exercise such Rights shall terminate and the only right thereafter of a holder of such Rights shall be to receive that number of shares of Common Stock equal to the number of of such Rights held by such holder multiplied by the Exchange Ratio. The Company shall promptly give public notice of any such exchange; PROVIDED, HOWEVER, that the failure to give, or any defect in, such notice shall not affect the validity of such exchange. The Company promptly shall mail a notice of any such exchange to all of the holders of such Rights at their last addresses as they appear upon the registry books of the Rights Agent. Any notice which is mailed in the manner herein provided shall be deemed given, whether or not the holder receives the notice. Each such notice of exchange will state the method by which the exchange of the Common Stock for Rights will be effected and, in the event of any partial exchange, the number of Rights which will be exchanged. Any partial exchange shall be effected pro rata based on the number of Rights (other than Rights which have become void pursuant to the provisions of Section 7(e) hereof) held by each holder of Rights.

          (iii) In any exchange pursuant to this Section 23(c), the Company, at its option, may substitute shares of Preferred Stock (or equivalent preferred stock, as such term is defined in Section 11(b) hereof) for Common Stock exchangeable for Rights, at the initial rate of one one-hundredth of a share of Preferred Stock (or equivalent preferred stock) for each share of Common Stock, as appropriately adjusted to reflect adjustments in the voting rights of the shares of Preferred Stock pursuant to the terms

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     thereof, so that the fraction of a share of Preferred Stock delivered in lieu of each share of Common Stock shall have the same voting rights as one share of Common Stock.

          (iv) In the event that there shall not be sufficient shares of Common Stock or Preferred Stock issued but not outstanding or authorized but unissued to permit any exchange of Rights as contemplated in accordance with this Section 23(c), the Company shall take all such action as may be necessary to authorize additional shares of Common Stock or Preferred Stock for issuance upon exchange of the Rights.

          (v) The Company shall not be required to issue fractions of shares of Common Stock or to distribute certificates which evidence fractional shares of Common Stock. In lieu of such fractional shares of Common Stock, the Company shall pay to the registered holders of the Right Certificates with regard to which such fractional shares of Common Stock would otherwise be issuable an amount in cash equal to the same fraction of the current market value of a whole share of Common Stock. For the purposes of this
     Section 23(c)(v), the current market value of a whole share of Common Stock shall be the closing price of a share of Common Stock (as determined pursuant to Section 11(d) hereof) for the Trading Day immediately prior to the date of exchange pursuant to this Section 23(c)."

          10. Section 30 of the Rights Agreement is amended by inserting the following at the end of said Section:

     "Without limiting the foregoing, if any provision requiring that a determination be made by less than the entire Board of Directors (or at a time or with the concurrence of a group of directors consisting of less than the entire Board) is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, such determination shall then

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          be made by the Board in accordance with applicable law and the
          Company's Certificate of Incorporation and By-laws."

          11. The term "Agreement" as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby-

          12. The foregoing amendment shall be effective as of the date hereof and, except as set forth herein, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

          13. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


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          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and their respective corporate seals to be hereunto affixed, all as of the day and year first above written.


                                        HEXCEL CORPORATION


                                        By /s/ John O'Flaherty
                                          -----------------------------------
                                           Name:  John O'Flaherty
                                           Title: Vice President


                                        THE BANK OF CALIFORNIA


                                        By /s/ Alice M. Alvarado
                                          ------------------------------------
                                           Name:  Alice M. Alvarado
                                           Title: Trust Officer


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